Exhibit 99.1

Lumen Appoints Chad Ho as Executive Vice President and Chief Legal Officer

Ho to Succeed Veteran Executive Stacey Goff

DENVER, May 6, 2024 — Lumen Technologies (NYSE: LUMN) today announced it has appointed Chad Ho as executive vice president and chief legal officer. His appointment will begin in June. He succeeds Stacey Goff, whose legacy includes a distinguished 26-year career with Lumen and its predecessors. We anticipate that Mr. Goff will remain with the company for a few weeks after Mr. Ho’s appointment to ensure a smooth transition.

Ho is an experienced chief legal officer with a unique track record of success. He has extensive expertise advising market-leading publicly traded companies as well as emerging high-growth organizations. Ho served as the long-time general counsel of Hulu where, as part of the original management team, he helped grow the company from pre-revenue to a multibillion-dollar business. After Hulu’s sale and integration into Disney, he oversaw Legal for the global business operations across Disney’s TV networks and streaming services. Most recently, Ho was chief legal officer for Sabre, a travel technology company with the largest global distribution system in the U.S. He holds a J.D. from Harvard Law School and a B.A. from Stanford University.

“Chad’s innovative and proven experience with large public companies and his ability to fuel growth in the technology sector makes him the perfect person to guide Lumen through its ongoing transformation,” said Kate Johnson, president and CEO of Lumen. “I am confident in Chad’s ability to bring unique insights and drive results. In addition, his ability to motivate is a great cultural fit for this company.”

“I’m excited to be joining Lumen at such a pivotal time,” said Ho. “With its world-class team and unique technology capabilities, the opportunity is enormous.”

“I want to thank Stacey for his contributions, leadership and commitment through many important moments in Lumen’s history. Stacey built a significant legacy, having led with care and empathy during challenging times. He leaves Lumen with a stronger foundation,” said Johnson.

“It has been a privilege to serve at Lumen,” said Goff. “Through the years, I have seen this company transform from a small telecommunications firm into a powerful technology company. I have loved the many great people I have worked with here, am proud of all that we have achieved together and of the transformational journey that began so many years ago. I know Lumen has the right strategy in place to deliver revenue growth. I look forward to watching the company’s success.”

###

Forward-Looking Statements

This release includes forward-looking statements (as defined by the federal securities laws), which are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements. We undertake no obligation to publicly update or revise any forward-looking statements, which speak only as of the date made.

About Lumen Technologies:

Lumen connects the world. We are igniting business growth by connecting people, data, and applications – quickly, securely, and effortlessly. Everything we do at Lumen takes advantage of our network strength. From metro connectivity to long-haul data transport to our edge cloud, security, and managed service capabilities, we meet our customers’ needs today and as they build for tomorrow. For news and insights visit news.lumen.com, LinkedIn: /lumentechnologies, Twitter: @lumentechco, Facebook: /lumentechnologies, Instagram: @lumentechnologies, and YouTube: /lumentechnologies.